As filed with the Securities and Exchange Commission on July 28, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FREDERICK’S OF HOLLYWOOD GROUP INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	13-5651322
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1115 Broadway
New York, New York 10010
(Address of Principal Executive Offices, including Zip Code)
2000 PERFORMANCE EQUITY PLAN
2003 EMPLOYEE EQUITY INCENTIVE PLAN
(Full Title of the Plans)
Thomas Rende
Chief Financial Officer
Frederick’s of Hollywood Group Inc.
1115 Broadway
New York, New York 10010
(212) 798-4700
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)
with a copy to:
David Alan Miller, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 818-8800
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule  12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

				Proposed
		Proposed Maximum		Maximum
	Amount To Be	Offering Price Per		Aggregate	Amount of
Title of Securities To Be Registered	Registered(1)	Share		Offering Price	Registration Fee
Common Stock issuable upon exercise of Awards granted and	17,483 shares	$1.43	(2)	$1,576,578.28	$61.96
outstanding under the Registrant’s 2000 Performance Equity	50,000 shares	$1.95	(2)
Plan (“2000 Plan”)	6,435 shares	$2.25	(2)
	15,000 shares	$2.80	(2)
	450,444 shares	$3.10	(2)
	366 shares	$3.34	(2)
Common Stock issuable upon exercise of Awards that may be granted under the 2000 Plan	1,085,272 shares	$0.99	(3)	$1,074,419.28	$42.22
Common Stock issuable upon exercise of stock options granted and	111,322 shares	$1.12	(4)	$2,952,410.32	$116.03
outstanding under the Registrant’s 2003 Employee Equity	289,436 shares	$1.90	(4)
Incentive Plan (“2003 Plan”)	467,553 shares	$2.46	(4)
	170,003 shares	$3.10	(4)
	40,077 shares	$4.44	(4)
	93,511 shares	$4.52	(4)
TOTAL				$5,603,407.88	$220.21

(1)	Represents the maximum number of shares of common stock that may be issued by us under the 2000 Plan and the 2003 Plan. Pursuant to Rule 416, there are also being registered additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of each of such plans.

(2)	Represents the (a) exercise prices of shares issuable upon exercise of outstanding options or (b) the market prices of stock-based awards on the date of issuance, as the case may be, granted under the 2000 Plan, in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended (“Securities Act”).

(3)	Based on the average of the high and low prices of our common stock on July 23, 2008, as reported by the American Stock Exchange, in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act.

(4)	Represents the exercise prices payable for the shares issuable upon exercise of outstanding options granted under the 2003 Plan, in accordance with Rule 457(h) promulgated under the Securities Act.

     In accordance with the provisions of Rule 462 promulgated under the Securities Act, the Registration Statement will become effective upon filing with the Securities and Exchange Commission (“SEC”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of the Instructions to Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by us with the SEC are incorporated by reference in this Registration Statement:
•	Annual Report on Form 10-K for the fiscal year ended June 30, 2007, filed with the SEC pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”);

•	Quarterly Reports on Form 10-Q for the quarters ended September 30, 2007, December 31, 2007 and April 26, 2008, filed with the SEC pursuant to Section 13(a) of the Exchange Act;

•	Proxy Statement, dated November 30, 2007;

•	Current Report on Form 8-K, dated November 13, 2007, filed with the SEC on November 15, 2007;

•	Current Report on Form 8-K, dated November 23, 2007, filed with the SEC on November 27, 2007;

•	Current Report on Form 8-K, dated November 29, 2007, filed with the SEC on November 29, 2007;

•	Current Report on Form 8-K, dated January 17, 2008, filed with the SEC on January 17, 2008;

•	Current Report on Form 8-K, dated January 24, 2008, filed with the SEC on January 25, 2008;

•	Current Report on Form 8-K, dated January 24, 2008, filed with the SEC on January 29, 2008;

•	Current Report on Form 8-K, dated January 28, 2008, filed with the SEC on February 1, 2008, as amended on Form 8-K/A and filed with the SEC on April 11, 2008;

•	Current Report on Form 8-K, dated April 28, 2008, filed with the SEC on April 30, 2008;

•	Current Report on Form 8-K, dated June 10, 2008, filed with the SEC on June 10, 2008; and

•	The description of the Common Stock contained in Registrant’s Registration Statement on Form S-14 (File No. 2-70365), filed pursuant to Section 12(b) of the Exchange Act, including any amendment(s) or report(s) filed for the purpose of updating such description.
     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, is deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is incorporated by reference modifies or replaces such statement.
Item 4. Description of Securities.
     Our common stock is registered under Section 12(b) of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Our certificate of incorporation provides that we shall, to the fullest extent permitted by Article 7 of the New York Business Corporation Law (“NYBCL”), indemnify any and all persons whom we shall have power to indemnify under said Article.
     Section 722(a) of the NYBCL provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.
     Section 722(c) of the NYBCL provides that a corporation may indemnify its directors and officers in relation to an action by or in the right of the corporation to procure a judgment in its favor in similar circumstances to those described in the preceding paragraph against amounts paid in settlement and reasonable expenses, including attorney’s fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person is adjudged liable to the corporation unless a court determines that an indemnity is proper in the circumstances of the case.
     Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.
     Section 723 of the NYBCL specifies the manner in which payment of indemnification under Sections 722 and 721 of the NYBCL may be authorized by the corporation. It provides that a corporation shall indemnify a person who has been successful, on the merits or otherwise, in defending an action described in Section 722. In other circumstances, unless ordered by a court upon application of a director or officer under Section 724 of the NYBCL, indemnification as described above may only be made if it is authorized in each specific case. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the NYBCL, or based upon an opinion by independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct has been met, or if the shareholders find that the applicable standard of conduct has been met.
     Section 726 of the NYBCL permits the purchase and maintenance of insurance to indemnify (1) the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under sections outlined above, (2) directors and officers in instances in which they may be indemnified by the corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State superintendent of insurance, for a retention amount and for co-insurance.
     In addition, Section 402(b) of the NYBCL provides that a corporation’s Certificate of Incorporation may include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity, except liability if a judgment or final adjudication establishes that the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or liability if the act or omission occurred prior to the adoption of a provision authorized by this section. Our certificate of incorporation contains a provision explicitly authorizing a limitation on such liabilities as permitted by Section 402(b).
     Pursuant to each of the employment agreements with three of our executives, we are obligated to indemnify such executive and hold him harmless against all costs, expenses (including, without limitation, fines, excise taxes and reasonable attorneys’ fees) and liabilities (other than settlements to which we do not consent, which consent shall not be unreasonably withheld) (collectively, “Losses”) reasonably incurred by him in connection with any claim, action, proceeding or investigation brought against or involving him with respect to, arising out of or in any way relating to his employment with us or his service as our officer; provided, however, that we are not required to indemnify him for Losses incurred as a result of his intentional misconduct or gross negligence (other than matters where he acted in good faith and in a manner he reasonably believed to be in and not opposed to our best interests). We also agreed to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by him in connection with any such claim, action, proceeding or investigation, provided he first enters into an appropriate agreement for repayment of such advances if indemnification is found not to have been available.
     We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

4.1	2000 Performance Equity Plan*

4.2	2003 Employee Equity Incentive Plan*

5.1	Opinion of Graubard Miller*

23.1	Consent of Independent Registered Public Accounting Firm (Mahoney Cohen & Company, CPA, P.C.)*

23.2	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)*

23.3	Consent of Graubard Miller (included in Exhibit 5.1)*

Exhibit No.	Description

24.1	Powers of Attorney (included on the signature page to this Registration Statement)*

*	Filed Herewith
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the registration of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 28th day of July, 2008.

FREDERICK’S OF HOLLYWOOD GROUP INC.
By:	/s/ Thomas Rende
Thomas Rende
Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Cole or Thomas Rende his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Peter Cole	Executive Chairman	July 28, 2008

Peter Cole

/s/ Thomas Rende Thomas Rende	Chief Financial Officer (Principal Financial & Accounting Officer)	July 28, 2008
and Director

/s/ John L. Eisel	Director	July 28, 2008

John L. Eisel

/s/ William F. Harley	Director	July 28, 2008

William F. Harley

/s/ Melvyn Knigin	Director	July 28 , 2008

Melvyn Knigin

/s/ Linda LoRe	Director	July 28, 2008

Linda LoRe

/s/ Rose Peabody Lynch	Director	July 28, 2008

Rose Peabody Lynch

/s/ Thomas J. Lynch	Director	July 28, 2008

Thomas J. Lynch

/s/ Michael Salberg	Director	July 28, 2008

Michael Salberg

/s/ Joel Simon	Director	July 28, 2008

Joel Simon

/s/ Milton J. Walters	Director	July 28, 2008

Milton J. Walters

EXHIBIT INDEX

Exhibit No.	Description

4.1	2000 Performance Equity Plan*

4.2	2003 Employee Equity Incentive Plan*

5.1	Opinion of Graubard Miller*

23.1	Consent of Independent Registered Public Accounting Firm (Mahoney Cohen & Company, CPA, P.C.)*

23.2	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)*

23.3	Consent of Graubard Miller (included in Exhibit 5.1)*

24.1	Powers of Attorney (included on the signature page to this Registration Statement)*

*	Filed Herewith